Exhibit 99.1

Unaudited Pro Forma Condensed Combined Financial Statements
Rapide Communication LTD Acquisition (the "Acquisition")
On October 3, 2018, Upland Software, Inc. (the "Company") through its wholly owned subsidiary, PowerSteering Software Limited, a limited company incorporated under the laws of England and Wales ("PowerSteering UK"), entered into an agreement to purchase the shares comprising the entire issued share capital of Rapide Communication LTD, a private company limited by shares organized and existing under the laws of England and Wales doing business as Rant & Rave ("Rant & Rave"), pursuant to a Share Purchase Agreement by and among PowerSteering UK, Rant & Rave and the sellers of shares of Rant & Rave named therein. The aggregate consideration paid for the Rant & Rave shares was £45.0 million (approximately $58.5 million based on October 3, 2018 exchange rates) in cash at closing, net of cash acquired and a £5 million (approximately $6.5 million based on the exchange rate on the date of closing) cash holdback payable in 12 months, subject to reduction for indemnification claims. The purchase price consideration paid by the Company came from the Company's credit facility expansion, pursuant to an amendment to its credit facility as described below.
Amendment to Credit Facility
In conjunction with its acquisition of Rant & Rave, the Company entered into an amendment to its credit facility with Wells Fargo Bank, National Association, as agent and US agent, Wells Fargo Capital Finance Corporation Canada, as Canadian agent, and including Goldman Sachs Bank USA, Regions Bank, CIT Bank, N.A., Citizens Bank, N.A., and HSBC Bank USA, National Association, with a Consent and Eighth Amendment to Credit Agreement (the "Amendment") that amends that certain Credit Agreement dated as of May 14, 2015 (the "Credit Agreement") among inter alios the Company, certain of its subsidiaries, and each of the lenders named in the Credit Agreement.
The Credit Agreement, as amended, was expanded from a $258.7 million credit facility to a $358.9 million credit facility, including a $223.9 million outstanding term loan, a $30 million delayed draw term loan commitment, a $30.0 million revolving loan commitment, and a $75.0 million uncommitted accordion. Specifically, $63.0 million of new term debt, of which $58.5 million (based on October 3, 2018 exchange rates) was used to fund the transaction, was drawn with no associated call protection, taking the Company’s gross debt outstanding from $160.9 million to $223.9 million, with net debt at approximately $209.0 million as of October 3, 2018.
The Amendment also provides for other improvements including, among other things, (i) a favorable adjustment to decrease the overall maximum interest rate to LIBOR + 400 basis points (6.2% as of October 3, 2018); and (ii) a favorable adjustment to the net leverage ratio to increase the amount of funded indebtedness to EBITDA (as defined in the Amendment).
Pro Forma Financial Information
The unaudited pro forma condensed combined balance sheet as of September 30, 2018 is presented as if both the Acquisition and the Amendment to the credit facility occurred on September 30, 2018. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2017 and the nine months ended September 30, 2018 are presented as if both the Acquisition and the Amendment to the credit facility occurred on January 1, 2017.
The unaudited pro forma condensed combined financial statements were prepared using and should be read in conjunction with the most recently made available financial statements of Upland and Rant & Rave at the time of closing of the Acquisition.

•	Upland's historical unaudited condensed consolidated financial statements as of and for the nine months ended September 30, 2018;

•	Upland's historical audited consolidated financial statements for the year ended December 31, 2017, included in Upland's Annual Report on Form 10-K;

•
The unaudited consolidated financial statements of Rapide Communication LTD and subsidiaries, including the consolidated statement of financial position as of September 30, 2018 and June 30, 2018, and the unaudited consolidated statements of comprehensive income, changes in equity and cash flows of Rapide Communication LTD and subsidiaries for the three months ended September 30, 2018 and September 30, 2017, and

•
The audited consolidated financial statements of Rapide Communication Limited, which comprise the consolidated statement of financial position as of 30 June 2018, and the related consolidated statements of comprehensive income, changes in equity, and cash flows for the year then ended, and the related notes to the financial statements.

Upland’s fiscal year ends on December 31 and historically, prior to the acquisition by the Company on October 3, 2018, Rant & Rave's fiscal year ended on June 30. The unaudited pro forma condensed consolidated statement of income for the nine months ended September 30, 2018 was prepared by combining the historical statement of income of Upland for the nine months ended September 30, 2018 and the historical statement of operations of Rant & Rave for the nine months ended September 30, 2018. The unaudited pro forma consolidated statement of income for the year ended December 31, 2017 was prepared by combining the audited historical statement of income of Upland for the year ended December 31, 2017 and the unaudited historical statement of income of Rant & Rave for the twelve months ended December 31, 2017, which were derived from the components of the audited historical statements of income of Rant & Rave for the years ended June 30, 2017 and 2018. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2018 was prepared by combining the unaudited historical balance sheet of Upland as of September 30, 2018 and the unaudited historical balance sheet of Rant & Rave as of September 30, 2018. See Note 2 and Note 3 for adjustments made to the historical financial statements.
The unaudited pro forma financial statements were prepared using the acquisition method of accounting with Upland being the acquirer of Rant & Rave. Under the acquisition method of accounting, the purchase price is allocated to the underlying Rant & Rave tangible and intangible assets acquired and liabilities assumed based on their respective fair market values with any excess purchase price allocated to goodwill. As of the date of this filing, Upland has not finalized the detailed valuation study necessary to arrive at the required final estimates of the fair value of the Rant & Rave’s assets acquired and liabilities assumed and the related allocations of purchase price, nor has it identified all adjustments necessary to conform Rant & Rave’s accounting policies to Upland’s accounting policies. As a result of the foregoing, the adjustments to the unaudited pro forma financial statements (the "pro forma adjustments") are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The preliminary pro forma adjustments have been made solely for the purpose of preparing the unaudited pro forma financial statements presented below. Management estimated the fair value of Rant & Rave’s assets and liabilities based on discussions with Rant & Rave’s management, and due diligence and publicly available transaction data for the industry. Any increases or decreases in the fair value of assets acquired and liabilities assumed upon completion of the final valuations will result in adjustments to the unaudited pro forma financial statements. The final purchase price allocation may be materially different than that reflected in the pro forma purchase price allocation presented herein.
Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. The historical consolidated financial statements have been adjusted in the unaudited pro forma financial statements to give effect to pro forma events that are: (1) directly attributable to the Acquisition; (2) factually supportable; and (3) with respect to the unaudited pro forma statements of operations, expected to have a continuing impact on the combined results of Upland and Rant & Rave following the Acquisition.
The Unaudited Pro Forma Condensed Consolidated Financial Statements are provided for illustrative purposes only and are not intended to represent or be indicative of the consolidated results of operations or financial position of Upland that would have been recorded had the acquisition of Rant & Rave been completed as of the dates presented, and should not be taken as representative of future results of operations or financial position of the combined company. The Unaudited Pro Forma Condensed Consolidated Financial Statements also do not reflect the impacts of any potential operational efficiencies, cost savings or economies of scale that the Company may achieve with respect to the combined operations of Upland and Rant & Rave (although no assurance can be given that any can be achieved) and do not include all costs that are expected to be directly attributed to the Acquisition, such as, but not limited to, costs necessary to integrate the operations of Rant & Rave with Upland and restructuring costs that may be necessary to achieve cost savings and operating synergies. Additionally, the Unaudited Pro Forma Condensed Consolidated Financial Statements do not include any non-recurring charges or credits directly attributable to the Acquisition.

Upland Software, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 30, 2018
(In thousands of U.S Dollars)
	Upland	Rant & Rave	Pro Forma Adjustments		Upland Combined
Assets
Cash and cash equivalents	$16,089	$3,496	$63,000	A	$19,921
			(519)	B
			(58,649)	C
			(3,496)	D
Accounts Receivable	26,440	3,466	—		29,906
Deferred commissions, current	2,374	271	(271)	E	2,374
Prepaid and other	3,890	637	—		4,527
Total current assets	48,793	7,870	65		56,728
Canadian tax credits receivable	1,637	—	—		1,637
Property and equipment, net	2,206	132	—		2,338
Intangible assets, net	112,156	—	46,040	E	158,196
Goodwill	157,078	—	27,050	E	184,128
Deferred commissions, noncurrent	5,470	147	(147)	E	5,470
Other assets	153	—	—		153
Total assets	$327,493	$8,149	$73,008		$408,650
Liabilities and stockholders' equity
Accounts payable	$4,139	$1,583	—		$5,722
Accrued compensation	3,048	382	—		3,430
Accrued expenses and other	10,168	2,753	—		12,921
Deferred revenue	43,575	2,524	(883)	E	45,216
Due to sellers	10,655	—	6,516	C	17,171
Current maturities of notes payable, net of unamortized discount	4,330	—	1,575	A	5,814
			(91)	B
Total current liabilities	75,915	7,242	7,117		90,274
Notes payable, less current maturities, net of unamortized discount	153,898	—	61,425	A	214,895
			(428)	B
Deferred revenue, noncurrent	901	—	—		901
Noncurrent deferred tax liability, net	6,808	—	5,801	F	12,609
Other long term liabilities	736	—	—		736
Total liabilities	238,258	7,242	73,915		319,415
Stockholders' equity
Capital stock	2	—	—		2
Additional paid-in capital	181,540	252	(252)	E	181,540
Accumulated other comprehensive income/(loss)	(4,830)	—	—		(4,830)
Accumulated deficit	(87,477)	655	(655)	E	(87,477)
Total equity	89,235	907	(907)		89,235
Total liabilities and equity	$327,493	$8,149	$73,008		$408,650
See accompanying notes to the Unaudited Pro Forma Condensed Financial Statements

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Upland Software, Inc.
Unaudited Pro Forma Condensed Combined Statement of Income
For the Nine Months Ended September 30, 2018
(In thousands of U.S Dollars, except per share data)
	Upland	Rant & Rave	Pro Forma Adjustments		Upland Combined
Revenue:
Subscription and support	$94,802	$16,922	$—		$111,724
Perpetual license	3,224	—	—		3,224
Total product revenue	98,026	16,922	—		114,948
Professional services	6,679	643	—		7,322
Total revenue	104,705	17,565	—		122,270
Cost of revenue:
Subscription and support	29,395	5,195	879	2	35,469
Professional services	4,182	520	—		4,702
Total cost of sales	33,577	5,715	879		40,171
Gross profit	71,128	11,850	(879)		82,099
Operating expenses:
Sales & marketing	14,955	2,949	(60)	1	17,844
Research & development	15,577	2,766	—		18,343
Refundable Canadian tax credits	(404)	—	—		(404)
General and administrative	23,475	3,525	—		27,000
Depreciation and amortization	9,589	81	3,102	2	12,772
Acquisition-related expenses	8,739	—	—		8,739
Total operating expenses	71,931	9,321	3,042		84,294
Income (loss) from operations	(803)	2,529	(3,921)		(2,195)
Other expense:
Interest expense, net	(8,755)	—	(3,068)	3	(11,823)
Other expense, net	(965)	(27)	—		(992)
Total other expense	(9,720)	(27)	(3,068)		(12,815)
Income / (loss) before provision for income taxes	(10,523)	2,502	(6,989)		(15,010)
Benefit from / (provision for) income taxes	(2,118)	(88)	1,328	4	(878)
Net income (loss)	$(12,641)	$2,414	$(5,661)		$(15,888)
Net loss per common share:
Net loss per common share, basic and diluted	$(0.63)				$(0.80)
Weighted-average common shares outstanding, basic and diluted	19,916,907				19,916,907
See accompanying notes to the Unaudited Pro Forma Condensed Financial Statements

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Upland Software, Inc.
Unaudited Pro Forma Condensed Combined Statement of Income
For the Year Ended December 31, 2017
(In thousands of U.S Dollars, except per share data)
	Upland	Rant & Rave	Pro Forma Adjustments		Upland Combined
Revenue:
Subscription and support	$85,467	$20,614	$(471)	5	$105,610
Perpetual license	4,346	—	—		4,346
Total product revenue	89,813	20,614	(471)		109,956
Professional services	8,139	601	—		8,740
Total revenue	97,952	21,215	(471)		118,696
Cost of revenue:
Subscription and support	28,454	8,123	1,116	2	37,693
Professional services	5,193	445	—		5,638
Total cost of sales	33,647	8,568	1,116		43,331
Gross profit	64,305	12,647	(1,587)		75,365
Operating expenses:
Sales & marketing	15,307	3,101	141	1	18,549
Research & development	15,795	3,468	—		19,263
Refundable Canadian tax credits	(542)	—	—		(542)
General and administrative	23,291	3,959	—		27,250
Depreciation and amortization	6,498	93	3,942	2	10,533
Acquisition-related expenses	15,092	—	—		15,092
Total operating expenses	75,441	10,621	4,083		90,145
Income / (loss) from operations	(11,136)	2,026	(5,670)		(14,780)
Other expense:
Interest expense, net	(6,582)	11	(3,995)	3	(10,566)
Other expense, net	289	(13)	—		276
Total other expense	(6,293)	(2)	(3,995)		(10,290)
Income / (loss) before provision for income taxes	(17,429)	2,024	(9,665)		(25,070)
Benefit from / (provision for) income taxes	(1,296)	(337)	1,836	4	203
Net income (loss)	$(18,725)	$1,687	$(7,829)		$(24,867)
Net loss per common share:
Net loss per common share, basic and diluted	$(1.02)				$(1.35)
Weighted-average common shares outstanding, basic and diluted	18,411,247				18,411,247
See accompanying notes to the Unaudited Pro Forma Condensed Financial Statements

Note 1: Basis of Pro Forma Presentation
The unaudited pro forma condensed combined financial statements are based upon the historical financial statements of the Company and Rant & Rave after giving effect to the Acquisition and the additional draw on the credit facility. The Acquisition is accounted for as a business combination pursuant to Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 805 "Business Combinations" (Topic 805). In accordance with Topic 805, the Company recognizes separately from goodwill, the identifiable assets acquired, the liabilities assumed, and any noncontrolling interests in an acquiree, generally at the acquisition date fair value as defined by ASC Topic 820 "Fair Value Measurements and Disclosures." Goodwill, as of the acquisition date is measured as the excess of consideration transferred, which is also measured at fair value, and the net of the acquisition date fair value of the identifiable assets acquired and the liabilities assumed.
The unaudited pro forma condensed combined balance sheet as of September 30, 2018 is presented as if both the Acquisition and the additional draw on the credit facility occurred on September 30, 2018. Balances and transactions denominated in Great British pounds as of September 30, 2018 were converted to United States dollars using the spot exchange rate on September 30, 2018.
The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2017 and the nine months ended September 30, 2018 are presented as if both the Acquisition and the additional draw on the credit facility occurred on January 1, 2017. Activity denominated in

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Great British pounds during the year ended December 31, 2017 and the nine months ended September 30, 2018 were converted to United States dollars using the monthly weighted average exchange rates during each time period.
The unaudited pro forma financial statements combine the historical statements of operations and balance sheets of Upland and Rant & Rave. The historical consolidated financial statements have been adjusted in the unaudited pro forma financial statements to give effect to pro forma events that are: (1) directly attributable to the Acquisition; (2) factually supportable; (3) ensuring the financial statements conform with United States generally accepted accounting principles; and (4) with respect to the unaudited pro forma statements of operations, expected to have a continuing impact on the combined results of Upland and Rant & Rave following the Acquisition.
Details and Assumptions about the Transaction
The Unaudited Pro Forma Condensed Consolidated Financial Statements give pro forma effect to the Acquisition and the additional draw on the credit facility as follows:

•	Total purchase price of $65.1 million as of September 30, 2018;

•	On September 30, 2018, $58.7 million was paid to the sellers and $6.5 million was accrued as a liability which is payable in 12 months;

•	The Acquisition was financed through a $63.0 million draw from the Company's amended credit facility.
Significant assumptions and estimates were made in determining the preliminary allocation of the purchase price in the unaudited pro forma condensed combined financial statements. These preliminary estimates and assumptions are subject to change during the measurement period (up to one year from the actual acquisition date) as the Company finalizes the fair valuations of the net tangible assets, intangible assets, tax-related assets and liabilities and the resultant goodwill. In particular, the final valuations of identifiable intangible and net tangible assets may change significantly from the Company's preliminary estimates. These changes could result in material variances between its future financial results and the amounts presented in the unaudited pro forma condensed combined financial statements, including variances in fair values recorded, as well as expenses and cash flows associated with them.
The Company continues to review, in detail, Rant & Rave accounting policies. As a result of the review it may identify differences in accounting policies between the two companies, that when conformed, could have a material impact on the financial results of the combined company. Based on information available at the time of the filing of this Current Report on Form 8-K/A, the Company is not aware of any differences in accounting policies that would have a material impact on the financial results of the combined company other than those reflected in the unaudited pro forma condensed combined financial statements described in Note 3.

The unaudited pro forma consolidated statement of income for the year ended December 31, 2017 was prepared by combining the audited historical statement of income of Upland for the year ended December 31, 2017 and the unaudited historical statement of income of Rant & Rave for the twelve months ended December 31, 2017, which were derived from the components of the audited historical statements of income of Rant & Rave for the years ended June 30, 2017 and 2018. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements of the Company and accompanying notes contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q for its fiscal year ended December 31, 2017 and nine months ended September 30, 2018, respectively, and the historical audited consolidated financial statements for the year ended June 30, 2018 of Rant & Rave and the unaudited consolidated financial statements for the three months ended September 30, 2018 and September 30, 2017 of Rant & Rave and accompanying notes contained in this Current Report on Form 8-K/A.

Note 2: Preliminary Purchase Price Allocation

Purchase Price
The Company acquired Rant & Rave in an all-cash transaction for a purchase price of £50.0 million on October 3, 2018. Prior to the completion of the Acquisition, the Company raised net proceeds of $63.0 million of term debt (the "Term Loan") through an Amendment to its existing credit facility, of which $58.7 million (based on September 30, 2018 exchange rates) was used to fund the transaction. The Company financed the Acquisition and paid related fees and expenses with the net proceeds from its credit facility and $6.5 million was accrued as a liability which is payable in 12 months.
Purchase Price Allocation
For the purpose of the unaudited pro forma condensed combined financial statements, the purchase price of Rant & Rave has been allocated to Rant & Rave tangible and identifiable intangible assets acquired and liabilities assumed, based on their estimated fair values. For certain assets and liabilities, the book values as of the balance sheet date have been determined to reflect fair values. The excess of the purchase price over the net tangible and identifiable intangible assets will be recorded as goodwill. The preliminary allocation of the purchase price was based upon a preliminary valuation undertaken by the Company and the Company's estimates and assumptions are subject to change during the measurement period. These preliminary estimates and assumptions are subject to change during the measurement period as the Company finalizes the fair valuations of the net tangible assets, intangible assets, tax-related assets and liabilities, deferred revenue and the resultant goodwill. In particular, the valuations of identifiable intangible and net tangible assets may change significantly from preliminary estimates. These changes, including those resulting from conforming Rant & Rave's accounting policies to those of Upland, could differ materially from the pro forma adjustments presented herein and could result in material variances between the Company's future financial results and the amounts presented in the unaudited pro forma condensed combined financial statements, including variances in fair values recorded, as well as expenses and cash flows associated with them. The Company expects to continue to obtain information to assist it in determining the fair value of the net assets acquired at the Acquisition date and during the measurement period.

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As of September 30, 2018, the Company's preliminary purchase price allocation for Rant & Rave based on the estimated fair values as of the Acquisition date is as follows:

Current assets	$4,103
Non-current assets	132
Intangible assets	46,040
Goodwill	27,050
Total assets	77,325
Deferred revenue	(1,641)
Current liabilities	(4,718)
Noncurrent deferred tax liability, net	(5,801)
Net assets acquired	$65,165
Currently, the Company has not recorded any pre-acquisition contingencies relating to Rant & Rave as of acquisition date; however, the Company continues to gather information and to evaluate whether any pre-acquisition contingencies have been assumed. If identified, such amounts will be included in the purchase price allocation at their fair value and will result in additional goodwill.

Note 3: Pro Forma Adjustments
Consolidated Balance Sheet
The unaudited pro forma balance sheet reflects the following adjustments:

A.	To record the cash received from the draw on the Company's amended credit facility as disclosed in Note 1.

B.	To record the commitment fees charged to interest expense, related to the draw on the Company's amended credit facility as disclosed in Note 1.

C.	To record the payment of cash consideration and the payable due to selling shareholders for the acquisition of Rant & Rave as disclosed in Note 2.

D.	To remove the cash of Rant & Rave as it was not acquired by the Company in the transaction.

E.	To record the preliminary purchase price allocation disclosed in Note 2.

F.
The preliminary purchase price allocation includes an acquired net deferred tax liability which is based on netting the tax effected acquired intangible assets and estimated carryover related to tax stock compensation triggered by the acquisition.

Statements of Operations

1.	To reverse the expense from deferral of commissions to be consistent with the Company’s accounting policies.

2.
Reflects the adjustment of historical intangible assets acquired by the Company to their estimated fair values. As part of the preliminary valuation analysis, the Company identified intangible assets, including technology, trade names, and customer relationships. The fair value of identifiable intangible assets is determined primarily using the "income approach," which requires a forecast of all of the expected future cash flows. Management estimated the fair value of Rant & Rave’s assets and liabilities based on discussions with Rant & Rave’s management, and due diligence and publicly available transaction data for the industry. Any increases or decreases in the fair value of assets acquired and liabilities assumed upon completion of the final valuations will result in adjustments to the unaudited pro forma financial statements. The final purchase price allocation may be materially different than that reflected in the pro forma purchase price allocation presented herein.

The following table summarizes the estimated fair values of Rant & Rave identifiable intangible assets and their estimated useful lives (in thousands):

	Estimated Fair Value	Estimated Useful Life in Years	Nine months ended September 30, 2018 Amortization Expense	Year ended December 31, 2017 Amortization Expense
Existing Technology	$7,904	7.0	$879	$1,116
Trade Names	617	5.3	90	114
Customer Relationships	37,519	9.7	3,012	3,828
Pro forma adjustments to amortization expense	$46,040		$3,981	$5,058

These preliminary estimates of fair value and estimated useful lives will likely differ from final amounts the Company will calculate after completing its detailed valuation analysis, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements. A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the balance of goodwill and annual amortization expense of approximately $506 thousand, assuming an overall weighted-average useful life of 9.2 years.

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3.
Represents the net increase to interest expense resulting from interest on the additional borrowings from the credit facility to finance the acquisition of Rant & Rave and the amortization of related debt issuance costs, as follows (in thousands):

	Nine Months Ended September 30, 2018	Year Ended December 31, 2017
Interest expense associated with the Term Loan	$2,997	$3,905
Amortization of new debt issuance costs associated with additional draw	71	90
Pro forma adjustments to interest expense	$3,068	$3,995
The interest rate on the Term Loan is assumed to be the rate applied to the Company's existing term debt as of October 3, 2018, which was approximately 6.24%, based on the LIBOR rate of approximately 2.24% plus 4.00% basis points. A 0.125% change in the interest rate for the assumed borrowing under the Term Loan would impact interest expense by approximately $138 thousand annually. However, the actual interest expense incurred as a result of the Term Loan could fluctuate and be materially different from what is presented above.

4.	The combination of Rant & Rave and the Company generated a deferred tax liability which would have been utilized by the additional expense recorded from the pro forma adjustments.

5.
To record the effect of the preliminary fair value adjustment to deferred revenues acquired. The fair value represents an amount equivalent to estimated cost plus an appropriate profit margin to perform the services related to open contracts based on deferred revenue balances of Rant & Rave as of January 1, 2017. The calculation of fair value is preliminary and subject to change. After the Acquisition, this adjustment will have a continuing impact and will reduce revenue related to the assumed performance obligations as the subscription and support services are provided over the next year.

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